As filed with the Securities and Exchange Commission on February 25, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PIKE ELECTRIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-3112047
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Pike Way
Mount Airy, NC	27030
(Address of principal executive offices)	(Zip Code)
Pike Compensation Deferral Plan
(Full title of the plan)
James R. Fox
General Counsel, Corporate Secretary and Vice President of Risk Management
Pike Electric Corporation
100 Pike Way
Mount Airy, North Carolina 27030
(Name and address of agent for service)
(336) 789-2171
(Telephone number, including area code,
of agent for service)

Copy to:
James R. Wyche
K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, North Carolina 28202
(704) 331-7400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate	registration
to be registered (1)	registered (2)	per Obligation (2)	offering price (2)	fee (3)
Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	$2,322

(1)	The Deferred Compensation Obligations are unsecured obligations of Pike Electric Corporation to pay deferred compensation in the future in accordance with the terms of the Pike Compensation Deferral Plan. The amount to be registered represents the dollar amount of the compensation deferred and payable in the future in accordance with the Plan and participant elections.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to Rule 457(h).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to employees participating in the Pike Compensation Deferral Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by Pike Electric Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:
•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as amended by Amendment No. 1 thereto on Form 10-K/A filed on January 28, 2011;
•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010 and December 31, 2010; and
•	The Company’s Current Reports on Form 8-K filed on September 3, 2010, September 21, 2010, December 1, 2010 and February 4, 2011.
All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. The Company is not incorporating by reference any reports or documents or portions thereof that are not considered to be “filed” with the SEC.
Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
This Registration Statement relates to deferred compensation obligations (the “Deferred Compensation Obligations”) that may be offered under the Plan. The following summary of the Plan is qualified in its entirety by reference to the Plan document, a copy of which has been filed as an exhibit to and is incorporated by reference in this Registration Statement.

Under the Plan, eligible employees, including the Company’s senior executives and employees designated by the Company’s Chief Executive Officer as eligible participants, are provided the opportunity to defer payment of certain base salary and annual bonuses, and receive certain employer contributions, in accordance with the terms and provisions set forth in the Plan. The amount of compensation to be deferred by each participating eligible employee (each a “Participant”) is determined in accordance with the Plan based on elections by the Participant. The amount of the matching employer contribution received by a Participant is determined in accordance with the Plan based on the Participant’s eligibility to receive matching contributions under the Company’s 401(k) plan. Amounts will be credited with investment returns based on deemed investment vehicles selected by the Participant from a menu of deemed investment vehicles determined by the Company from time to time. Each payment obligation for distribution of the Deferred Compensation Obligations is payable in cash on a date or dates selected by the Participant at the time of enrollment, subject to change in certain specified circumstances.
The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company may amend or terminate the Plan at any time, provided that no such action shall reduce the amount credited to a Participant’s account or further defer the due date of any payment under the Plan without the consent of the Participant. A Participant may not assign or transfer his or her rights and interests under the Plan.
The Deferred Compensation Obligations are unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.
The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon default.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Company’s bylaws generally provide that it will indemnify its directors and officers to the fullest extent permitted by applicable law.
The Company has entered into indemnification agreements with each of its directors that provide that the Company will indemnify and hold harmless a director if the director is made a party to or is otherwise involved in certain legal proceedings as a result of actions related to the director’s service as a director of the Company or as a director of another enterprise at the Company’s request. Such indemnification includes all expenses (including attorneys’ fees), judgments, fines and other amounts paid in settlement, provided that the director acted in good faith and in a manner the director reasonably believed to be in the best interests of the Company. The indemnification agreements require the Company to advance the expenses incurred by a director in defending against any such proceeding. However, the director must deliver an undertaking to the Company to repay all amounts advanced if it is ultimately determined that the director is not entitled to be indemnified. The rights of the directors under the indemnification agreements are not exclusive and are in addition to their rights under the Company’s certificate of incorporation and bylaws and under applicable law.
The Company has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.
Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company understands that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore may be unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit
Number	Description

4.1	Pike Compensation Deferral Plan (filed herewith)

5.1	Opinion of K&L Gates LLP (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)

24	Power of Attorney (set forth on the signature page of this Registration Statement)
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Airy, State of North Carolina, on this 25th day of February, 2011.

PIKE ELECTRIC CORPORATION (Registrant)
By:	/s/ J. Eric Pike
J. Eric Pike
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints J. Eric Pike, Anthony K. Slater, and James R. Fox, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Eric Pike J. Eric Pike	Chairman, Chief Executive Officer and President	February 25, 2011

/s/ Anthony K. Slater Anthony K. Slater	Executive Vice President and Chief Financial Officer	February 25, 2011

/s/ Jeffrey S. Calhoun Jeffrey S. Calhoun	Chief Accounting Officer	February 25, 2011

/s/ Charles E. Bayless Charles E. Bayless	Director	February 25, 2011

/s/ James R. Helvey III James R. Helvey III	Director	February 25, 2011

Signature	Title	Date

/s/ Peter Pace Peter Pace	Director	February 25, 2011

/s/ Robert D. Lindsay Robert D. Lindsay	Director	February 25, 2011

/s/ Daniel J. Sullivan Daniel J. Sullivan	Director	February 25, 2011

/s/ Louis F. Terhar Louis F. Terhar	Director	February 25, 2011

/s/ J. Russell Triedman J. Russell Triedman	Director	February 25, 2011

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Pike Compensation Deferral Plan (filed herewith)

5.1	Opinion of K&L Gates LLP (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)

24	Power of Attorney (set forth on the signature page of this Registration Statement)